EXHIBIT A

FUNDS PARTICIPATING IN THE SECURITIES LENDING PROGRAM

1. Deutsche X-trackers MSCI Brazil Hedged Equity ETF
2. Deutsche X-trackers MSCI Germany Hedged Equity ETF
3. Deutsche X-trackers MSCI EAFE Hedged Equity ETF
4. Deutsche X-trackers MSCI Emerging Markets Hedged Equity ETF
5. Deutsche X-trackers MSCI Japan Hedged Equity ETF
6. Deutsche X-trackers MSCI United Kingdom Hedged Equity ETF
7. Deutsche X-trackers MSCI Europe Hedged Equity ETF
8. Deutsche X-trackers MSCI Asia Pacific ex Japan Hedged Equity ETF
9. Deutsche X-trackers MSCI All World ex US Hedged Equity ETF
10. Deutsche X-trackers MSCI South Korea Hedged Equity ETF
11. Deutsche X-trackers MSCI Mexico Hedged Equity ETF
12. Deutsche X-trackers MSCI EMU Hedged Equity ETF
13. Deutsche X-trackers Harvest CSI 300 China A-Shares ETF
14. Deutsche X-trackers Harvest MSCI All China Equity ETF
15. Deutsche X-trackers Harvest CSI 500 China A-Shares Small Cap ETF
16. Deutsche X-trackers Regulated Utilities Index ETF
17. Deutsche X-trackers Municipal Infrastructure Revenue ETF
18. Deutsche X-trackers Emerging Markets Bond - Interest Rate Hedged ETF
19. Deutsche X-trackers High Yield Corporate Bond - Interest Rate Hedged
    ETF
20. Deutsche X-trackers Investment Grade Bond - Interest Rate Hedged ETF
21. Deutsche X-trackers Japan JPX-Nikkei 400 Equity ETF
22. Deutsche X-trackers Japan JPX-Nikkei 400 Hedged Equity ETF
23. Deutsche X-trackers Dow Jones International Real Estate Hedged ETF
24. Deutsche X-trackers S&P Global Infrastructure Hedged ETF




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EXHIBIT B

PROCEDURES FOR SECURITIES LENDING AND INVESTING CASH COLLATERAL
FROM SECURITIES LENDING TRANSACTIONS

Effective Date:
April 20, 2015

Functional Applicability:
Funds overseen by:
DBX ETF Trust Board

Approver:
Board of Trustees of the DBX ETF Trust

Owner:
Deutsche AWM Compliance

Last Review Date:
N/A

Next Review Date:
July 2016

The Bank of New York Mellon is the lending agent (the "Lending Agent") for the DBX ETF Trust securities lending program (the "Program"). The selection of the Lending Agent for each fund participating in the Program (each a "Lending Fund," collectively, the "Lending Funds") is governed by the following procedures. Under the Program, the Lending Funds are permitted to invest in shares of Daily Assets Fund Institutional ("IDAF"), an affiliated Fund. A Lending Fund's investment in IDAF or any other investment company established to hold cash collateral from securities lending transactions ("Investment Fund") is governed by the following procedures and conditions.

A. SECURITIES LENDING PROGRAM - GENERAL

1. The securities lending program of each Lending Fund will comply with all present and future applicable guidance published by the Securities and Exchange Commission and its Staff's positions regarding securities lending arrangements.

2. The approval of the Lending Fund's Board of Trustees (the "Board"), including a majority of the Independent Trustees, shall be required for the initial and subsequent approvals of a Lending Agent's service as lending agent for any of the Lending Fund pursuant to the Program and such approval shall occur no less frequently than annually. The Board will review the procedures relating to the Program on an annual basis and will periodically review the loan transactions a Lending Agent engages in pursuant to the Program. Areas to be reviewed prior to approval shall include, at a minimum, economic considerations, risk management considerations, "ownership" of the program, adequacy of resources, compliance policies and procedures, tax consequences, fee arrangements, investment of collateral, performance reporting and proxy voting. Prior to lending securities, the lending Fund's Board must approve the lending agent agreement, the form of borrower agreement, fees, loan limits and applicable requirements for investment of cash collateral.


3. On an annual basis, Deutsche AWM will provide the Board information regarding (i) Deutsche AWM's credit risk analysis of each Lending Agent (ii) Deutsche AWM's on-site annual due diligence meetings with each Lending Agent; and (iii) Deutsche AWM's efforts to improve the Funds' fee splits with the Lending Agents including independent data from one or more independent firms to facilitate comparison of the Funds' current fee splits to the fee splits applicable to other mutual funds or pooled investment vehicles.
4. In connection with a Lending Fund's loans of portfolio securities, the Lending Fund must receive from the borrower at the time of each security loan, cash, cash equivalents or other liquid collateral, as permitted by prospectus, equal to
(i) for U.S. securities, no less than 102% of the value of the portfolio securities being lent, or (ii) for foreign securities, no less than 105% of the value of the portfolio securities being lent.
5. Collateral must be marked-to-market daily to cover increases in the market value of the securities loaned or a decline in the value of the collateral.
6. A Lending Fund must be entitled to terminate the loan at any time and recall the loaned securities within the normal and customary settlement time for securities transactions. ETFs must be able to recall loaned securities within seven days in order to meet redemptions.
7. A Lending Fund must be entitled to receive a reasonable return or interest on the loan.
8. A Lending Fund may pay reasonable fees approved by its Board of Trustees, including, for example, fees (i) to the custodian in connection with support of the lending activities, (ii) to the Lending Agent for arranging the securities loan and/or
(iii) to the borrower for participating in the loan transaction. The Lending Fund cannot be required to pay any service, placement or other fees in connection with the loans.
9. A Lending Fund must be entitled to exercise voting rights over the loaned securities in the event of a material event affecting the portfolio securities on loan.
10. Securities lending must not be prohibited by a Lending
Fund's fundamental investment policies.
11. The value of loaned securities by a Lending Fund shall be no more than one third of the value of the Lending Fund's total assets (or a lower percentage if so provided in the Lending Fund's investment restrictions or such other percentage as may be permissible under applicable rules or Securities and Exchange Commission staff positions), including collateral received from such loans (at market value computed at the time of the loan).
12. A Lending Fund must disclose that (i) it is authorized to engage in securities lending and include appropriate disclosure regarding the Lending Fund's securities lending activities and (ii) it will make arrangements to vote or consent with respect to material events affecting the securities on loan. The Lending agent to be used for ETFs must be disclosed the in the ETF registration statement.

B. SECURITIES LENDING PROGRAM - ALL LENDING AGENTS

1. In recommending the selection of an initial Lending Agent for a Lending Fund Deutsche AWM's Treasurer's Office will request earnings estimates from each Lending Agent after a new Lending Fund has a portfolio of investments on which to base the earnings estimates. The Treasurer's Office will consider the earnings estimates and other factors, including the Lending Agent's history of meeting its estimates and service levels provided by each Lending Agent. The Treasurer's Office will then provide the Board with a recommendation regarding the selection of a Lending Agent for the new Lending Fund, including the basis for the recommendation.

2. On an annual basis, Deutsche AWM will obtain earnings estimates, by quarter, for the forward looking 12 month period for all of the Lending Funds, from each current Lending Agent. Deutsche AWM will provide a report to the Board that compares each Fund's actual earnings with the relevant Lending Agent's projections and provide explanations for material variances.

3. On an annual basis, Deutsche AWM will obtain earnings estimates for each Lending Fund from each Lending Agent.
Deutsche AWM will review the information and provide the Board with a report summarizing the results and its related recommendation for each Lending Fund.

4. From time to time, as deemed necessary or appropriate by the Board, Deutsche AWM will conduct a request for proposal ("RFP") for the Funds' Lending Agent services. This RFP will solicit participation from one or more prospective Lending Agents in addition to the current Lending Agents, and will include a request for fund-by-fund earnings estimates and proposed fee splits. At the conclusion of the RFP, Deutsche AWM will provide the Board with a report summarizing the results of the RFP and its related recommendations to the Board.

C. SECURITIES LENDING PROGRAM - AFFILIATED AGENTS

1. Prior to the initial approval of securities lending services to be provided by a lending agent that is an affiliate of the Lending Funds (an "Affiliated Agent"), a majority of the Board of the Lending Funds must determine that: (a) the contract between the Funds and the Affiliated Agent is in the best interest of each Fund and its shareholders; (b) the services to be performed by the Affiliated Agent are appropriate for each Fund; (c) the nature and quality of the services to be provided by the Affiliated Agent are at least equal to those provided by others offering the same or similar services for similar compensation; and (d) the fees for the Affiliated
Agent services are within the range of, but in any event no higher than, fees charged by the Affiliated Agent for services of the same nature and quality provided to unaffiliated parties.

2. Each Lending Fund's contract with the Affiliated Agent for lending agent services will be reviewed by the Board annually and will be approved for continuation only if a majority of the Board (including a majority of the Independent Board Members) makes the findings referred to in (1) above. The Affiliated Agent will confirm to the Board no less frequently than annually the continued factual accuracy of clause 1(d) above, and shall promptly notify the Board if at any time such statement is no longer accurate.

3. In connection with the initial implementation of a securities lending arrangement with an Affiliated Agent, the Board will obtain a certificate from the Affiliated Agent attesting to the factual accuracy of clause (1)(d) above. In addition, the Board will request and evaluate such information and materials as the Board Members, with and upon the advice of counsel or others advisers, determine to be appropriate in making the findings referred to in item (1) above. Such information shall include information concerning the fees charged by the Affiliated Agent to other institutional investors for providing similar services.

4. The Board, including a majority of Independent Board Members, will (a) at least quarterly determine, on the basis of reports submitted by the Affiliated Agent, that the loan transactions during the prior period were conducted in compliance with the conditions and procedures set forth in these Procedures and
(b) will review no less frequently than annually the conditions and procedures set forth herein for continuing appropriateness.

5. Each Fund will (a) maintain and preserve permanently in an easily accessible place a written copy of the procedures and conditions (and modifications thereto) described in any relevant Exemptive Order received from the Securities and Exchange Commission or otherwise followed in connection with the Program and (b) maintain and preserve for a period of not less than six years from the end of the fiscal year in which any loan transaction pursuant to the Program occurs (the first two years in an easily accessible place), a written record of each loan transaction setting forth a description of the security loaned, the identity of the person on the other side of the loan transaction, and the terms of the loan transaction. In addition, each Fund will maintain all information or materials upon which a determination was made in accordance with the procedures set forth above and the conditions to the exemptive application.

D. CASH COLLATERAL INVESTING FROM SECURITIES LENDING
TRANSACTIONS


1. A majority of the Board of each Lending Fund (including a majority of the Independent Trustees of such Lending Fund), will initially and at least annually thereafter determine that the investment of securities lending cash collateral in shares of an Investment Fund is in the best interest of shareholders of the Lending Fund.

2. Investment in shares of an Investment Fund by a particular Lending Fund/Portfolio will be consistent with such Lending Fund/Portfolio's investment objectives and policies. A Lending Fund that complies with Rule 2a-7 under the Investment Company Act of 1940, as amended ("Act") will not invest its cash collateral from securities lending transactions in an Investment Fund that does not comply with the requirements of Rule 2a-7.

3. Investment in shares of an Investment Fund by a particular Lending Fund/Portfolio will be in accordance with the guidelines regarding the investment of securities lending cash collateral specified by the Lending Fund in the Securities Lending Agency Agreement. A Lending Fund's cash collateral will be invested in a particular Investment Fund only if that Investment Fund has been approved for investment by the Lending Fund and if that Investment Fund invests in the types of instruments that the Lending Fund has authorized for the investment of its cash collateral.

4. The shares of an Investment Fund and any investment company in which an Investment Fund may invest pursuant to Condition 5 below, will not be subject to a sales load, redemption fee, any asset-based sales charge, or service fee (as defined in Rule 2830(b)(9) of the NASD Rules in the FINRA manual).

5. An Investment Fund will not acquire securities of any investment company in excess of the limits contained in section 12(d)(1)(A) of the Act, except securities of a registered open-end management investment company advised by an affiliated Deutsche AWM adviser to the extent otherwise permitted by Section 12(d)(1)(E) of the Act.